UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☐	Definitive Proxy Statement.

☒	Definitive Additional Materials.

☐	Soliciting Material Pursuant to §240.14a-12.

Del Monte Foods Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT

This supplemental information should be read in conjunction with the Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission (the “SEC”) by Del Monte Foods Company (the “Company”) on January 12, 2011 (the “Definitive Proxy Statement”), which should be read in its entirety. Defined terms used but not defined herein have the meanings set forth in the Definitive Proxy Statement.

The Merger – Interests of Certain Persons in the Merger

The following disclosure supplements the discussion beginning on page 61 of the Definitive Proxy Statement concerning Other Interests.

On January 24, 2011, Blue Acquisition Group, Inc. (“Parent”) entered into a letter agreement with Larry E. Bodner, the current Executive Vice President, Finance of the Company, pursuant to which Parent will cause Del Monte Corporation to enter into an employment agreement (the “Bodner Employment Agreement”) with Mr. Bodner, immediately following, and subject to, the consummation of the transactions contemplated under that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 24, 2010, among Parent, Blue Merger Sub Inc. and the Company (the “Merger”). The consummation of the Merger is subject to the various closing conditions set forth in the Merger Agreement.

Pursuant to the Bodner Employment Agreement, Mr. Bodner would serve as the Executive Vice President and Chief Financial Officer of Del Monte Corporation. It is expected that the Bodner Employment Agreement will have an indefinite term with compensation established by the Compensation Committee of the Company’s Board of Directors (the “Committee”) equal to an annual base salary of $505,000, less taxes and deductions, or as adjusted from time to time by the Committee, and eligibility for an annual incentive bonus targeted at 70% of Mr. Bodner’s base salary, or as adjusted from time to time in accordance with the Del Monte Foods Company’s Annual Incentive Plan or at the discretion of the Committee. It is also expected that Mr. Bodner’s compensation will include participation in Del Monte Corporation’s Executive Perquisite Plan, health and welfare benefit plans, retirement plans, and the Company’s equity compensation plans.

Furthermore, it is expected that the Bodner Employment Agreement will provide that if Mr. Bodner’s employment is terminated by Del Monte Corporation due to his death, Mr. Bodner’s estate shall be entitled to receive any earned, but unpaid base salary, accrued but unused vacation time, the amount of any unreimbursed expenses incurred by Mr. Bodner prior to termination and benefits, if any, that Mr. Bodner or other designated beneficiaries are entitled to receive under Del Monte Corporation’s benefit plans and a target bonus payment prorated for Mr. Bodner’s actual employment during such year and adjusted for actual performance.

It is anticipated that the Bodner Employment Agreement will further provide that if Mr. Bodner’s employment is terminated due to disability, Mr. Bodner shall receive, in addition to the payments to which he is entitled in the event of a termination due to death (other than the prorated target bonus payment referenced above), long-term disability benefits to the extent he qualifies for such benefits. Subject to the execution of a general release, Del Monte Corporation shall also provide a severance payment equal to Mr. Bodner’s highest base salary during the twelve (12) month period prior to the termination date and the target bonus for the year in which termination occurs.

In the event that Mr. Bodner voluntarily terminates his employment with Del Monte Corporation or is terminated for Cause (as defined in the Bodner Employment Agreement), he shall only be entitled to receive any earned, but unpaid base salary, accrued but unused vacation time, the amount of any unreimbursed expenses incurred by Mr. Bodner prior to such termination and benefits, if any, that Mr. Bodner is entitled to receive under the Del Monte Corporation benefit plans.

In the event that Mr. Bodner is terminated by Del Monte Corporation without Cause or voluntarily terminates his employment for Good Reason (each as defined in the Bodner Employment Agreement), he shall be entitled to receive, in addition to the payments to which he is entitled in the event of a voluntary termination or termination for Cause, subject to the execution of a general release, a severance payment consisting of one and one-half (1 1/2) times his base salary and target bonus for the year in which such termination occurs, a target bonus prorated for Mr. Bodner’s actual employment during such year and adjusted for actual performance, a lump-sum payment, on an after-tax basis, equal to the cost of COBRA premiums for eighteen (18) months and one and one-half (1 1/2) times Mr. Bodner’s annual perquisite allowance applicable to Mr. Bodner as of the date of termination and eighteen (18) months of executive-level outplacement services. Additionally, Mr. Bodner will vest in any equity incentive awards granted to him under the Company’s equity compensation plans in accordance with the terms of such plans and the applicable award agreement issued thereunder.

In the event of a termination upon a Change of Control (as defined in the Bodner Employment Agreement, which for the avoidance of doubt will include the Merger), Mr. Bodner shall be entitled to receive the same benefits to which he is entitled upon termination without Cause or for Good Reason, also subject to the execution of a general release; provided, however, that he shall receive two (2) times his base salary and target bonus instead of one and one-half (1 1/2) times. Additionally, Mr. Bodner will be entitled to a full tax gross-up for such benefits in the event that the payment of such benefits is an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986 (the “Code”), as amended and would be subject to the excise tax imposed by Section 4999 of the Code.

The Bodner Employment Agreement is also anticipated to include provisions regarding indemnification and non-disclosure of the proprietary or confidential information of Del Monte Corporation (including the Sponsors, as defined below), and provisions regarding non-solicitation of Del Monte Corporation’s employees and non-interference with the business relationships of any current or future customers or suppliers of Del Monte Corporation.

Based on discussions with Kohlberg Kravis Roberts & Co. L.P., Vestar Capital Partners, and Centerview Partners (collectively, the “Sponsors”), it is expected that Richard G. Wolford, the current Chairman of the Board, President and Chief Executive Officer of the Company, and David L. Meyers, the current Executive Vice President, Administration and Chief Financial Officer of the Company, are not expected to continue employment with the Company in their current roles following the occurrence of the Merger. The Sponsors have indicated that Parent is currently engaged in a search for a new Chief Executive Officer for the Company following the occurrence of the Merger.

The Merger – Regulatory Approvals and Notices

The following disclosure supplements the discussion beginning on page 64 of the Definitive Proxy Statement concerning Regulatory Approvals and Notices.

The parties received a formal notification, dated January 21, 2011, from the Anti-Monopoly Bureau of the Ministry of Commerce of China, indicating that it has completed its review of the filing and decided not to block the acquisition of the Company by the Sponsors.